                                                               EXHIBIT (a)(1)(i)

  This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase dated
        September 21, 1999, as supplemented on October 5, 1999, and the related Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws.

                 MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.
                  NOTICE OF AMENDED OFFER TO PURCHASE FOR CASH
                40,000,000 OF ITS ISSUED AND OUTSTANDING SHARES
                          AT NET ASSET VALUE PER SHARE
      THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 12:00 MIDNIGHT,
       NEW YORK CITY TIME, ON TUESDAY, OCTOBER 19, 1999, UNLESS EXTENDED.

    Merrill Lynch Senior Floating Rate Fund, Inc. (the "Fund") hereby amends an offer to purchase 30,000,000 of its issued and outstanding shares of common stock par value $.10 per share (the "Shares") by increasing to 40,000,000 the number of Shares subject to the offer, at a price equal to their net asset value ("NAV") less any applicable early withdrawal charge as of the close of the New York Stock Exchange on the Expiration Date, October 19, 1999, unless extended, upon the terms and conditions set forth in the Offer to Purchase dated September 21, 1999 as supplemented on October 5, 1999, (the "Offer"). The NAV on September 30, 1999, was $9.72 per Share. The purpose of the Offer is to provide liquidity to stockholders since the Fund is unaware of any secondary market which exists for the Shares. The Offer is not conditioned upon the tender of any minimum number of Shares. Approximately 11,569,601 Shares have been tendered and not withdrawn as of September 30, 1999.
    If more than 40,000,000 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board of Directors when it determined to make the Offer, the Fund will either extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or purchase 40,000,000 Shares (or such larger number of Shares sought) on a pro rata basis.
    Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on Tuesday, October 19, 1999, unless the Offer is extended, and, if not yet accepted for payment by the Fund, Shares may also be withdrawn after November 16, 1999.

    The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
    The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.
    Questions and requests for assistance, for current NAV quotations or for copies of the Offer to Purchase, Letter of Transmittal, and any other tender offer documents, may be directed to the Merrill Lynch Response Center at the address and telephone number below. Copies will be furnished promptly at no expense to you and also may be obtained by completing and returning the coupon below to the Merrill Lynch Response Center. Stockholders who do not own Shares directly should effect a tender through their broker, dealer or nominee. For example, stockholders who purchased Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated should effect tenders through their Financial Consultant.

                            1-800-MERRILL, EXT. 4302
                                 1-800-637-7455
--------------------------------------------------------------------------------
Mail to: Merrill Lynch Response Center,
       P.O. Box 30200, New Brunswick, NJ 08989-0200

\ \ Please send me Merrill Lynch Senior Floating Rate Fund, Inc. tender offer materials.

    Name:                             Address:
    ------------------------------    -----------------------------------
    Business Phone:                   City:
    ------------------------------    -----------------------------------
    Home Phone:                       State:
    ------------------------------    -----------------------------------
                                      Zip:
                                      -----------------------------------

Merrill Lynch clients, please give the name and office address of your Financial
Consultant:
--------------------------------------------------------------------------------
                                                              4302

October 5, 1999

                                     [LOGO]